EXHIBIT 10.1

BEAVER DAM LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is entered into as of the 30th day of May, 1996, by and among David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, and Sinclair Broadcast Group, Inc., a Maryland corporation.

Explanatory Statement

The parties have agreed to organize and operate a limited liability company in accordance with the terms of, and subject to the conditions set forth in, this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Maryland Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore pursuant to Section 4.4.2 or is deemed obligated to restore pursuant to Regulation Sections 1.704-2(g)(1) and (i)(5) (i.e., the Interest Holder’s share of Minimum Gain and Member Minimum Gain); and

(ii) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, with respect to any Member, any Person:  (i) which owns more than fifty percent (50%) of the voting interests in the Member; (ii) in which the Member owns more than fifty percent (50%) of the voting interests; or (iii) in which more than fifty percent (50%) of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above.

“Agreement” means this Agreement, as amended from time to time.

“Capital Account” means the account maintained by the Company for each Interest Holder in accordance with the following provisions:

(i) an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s allocable share of Profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Section IV (other than Section 4.3.3); and

(ii) an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the Interest Holder’s allocable share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section IV (other than Section 4.3.3).

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Members. Cash Flow shall be increased by the reduction of any reserve previously established.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company organized in accordance with this Agreement.

“Family” means with respect to a Member who is a natural person: (i) such Member’s spouse, (ii) such Member’s children (without regard to age and including adopted children and stepchildren), and (iii) trusts for the exclusive benefit of a Member or any one or more of the of the foregoing individuals.

“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the events set forth in Act Section 4A-606(3) through (9).

“Member” means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company.

“Member Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(i) for “partner nonrecourse debt minimum gain.”

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s:  (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

“Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii)  any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv)  gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v) in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Voluntary Withdrawal” means a Member’s dissociation with the Company by means other than a Transfer or an Involuntary Withdrawal.

Section II

Formation and Name; Office; Purpose; Term

2.1.  Organization.  The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, have caused Articles of Organization to be prepared, executed, and filed with SDAT on May 30, 1996.

2.2.  Name of the Company.  The name of the Company shall be “Beaver Dam Limited Liability Company.” The Company may do business under that name and under any other name or names upon which the Members agree. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a trade name application as required by law.

2.3.  Purpose.  Company is organized to engage in any lawful activities permitted by a limited liability company under the laws of Maryland.

2.4.  Term.  The term of the Company began upon the acceptance of the Articles of Organization by SDAT and shall continue in existence until January 1, 2200, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

2.5.  Principal Office.  The principal office of the Company in the State of Maryland shall be located at 2000 W. 41st Street, Baltimore, Maryland 21211, or at any other place within the State of Maryland upon which the Members agree.

2.6. Resident Agent.  The name and address of the Company’s resident agent in the State of Maryland shall be Steven A. Thomas, Thomas & Libowitz, P.A., USF&G Tower, Suite 1100, 100 Light Street, Baltimore, Maryland 21202-1053.

2.7. Members.  The name, present mailing address, taxpayer identification number and Percentage of each Member are set forth on Exhibit A.

Section III

Members; Capital; Capital Accounts

3.1.  Initial Capital Contributions.  Upon the execution of this Agreement, the Members shall contribute to the Company cash in the amounts respectively set forth on Exhibit A.

3.2.  No Other Capital Contributions Required.  No Member shall be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

3.3.  No Interest on Capital Contributions.  Interest Holders shall not be paid interest on their Capital Contributions.

3.4. Return of Capital Contributions.  Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution.

3.5. Form of Return of Capital.  If an Interest Holder is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Interest Holder in return of the Capital Contribution.

3.6. Capital Accounts.  A separate Capital Account shall be maintained for each Interest Holder.

3.7. Loans.  Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section IV

Profit, Loss, and Distributions

4.1.  Distributions of Cash Flow.  Cash Flow for each taxable year of the Company shall be distributed to the Interest Holders in proportion to their Percentages no later than seventy-five (75) days after the end of the taxable year.

4.2.  Allocation of Profit or Loss.  After giving effect to the special allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss shall be allocated to the Interest Holders in proportion to their Percentages.

4.3. Regulatory Allocations.

4.3.1. Qualified Income Offset.  No Interest Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

4.3.2. Minimum Gain Chargeback.  Except as set forth in Regulation Section 1.704-2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g)(2). Allocations of gross income and gain pursuant to this Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2 shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

4.3.3.  Contributed Property and Book-Ups.  In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

4.4. Liquidation and Dissolution.

4.4.1.  If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Section 4.2, if any, and distributions, if any, of cash or property, pursuant to Section 4.1.

4.4.2.  No Interest Holder shall be obligated to restore a Negative Capital Account.

4.5. General.

4.5.1.  Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Members.

4.5.2.  If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.4.

4.5.3.  All Profit and Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit or Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to any extraordinary non-recurring items of the Company.

4.5.4.  The Members are hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder’s prior written consent.

Section V

Management:  Rights, Powers, and Duties

5.1.  Management.  The Company shall be managed by the Members. Except as otherwise provided in this Agreement, each Member shall have the right to act for and bind the Company in the ordinary course of its business.

5.2. Meetings of and Voting by Members.

5.2.1.  A meeting of the Members may be called at any time by any Member. Meetings of Members shall be held at the Company’s principal place of business or at any other place in Baltimore, Maryland or in any county bordering Baltimore, Maryland, designated by the Member calling the meeting. Not less than ten (10) nor more than ninety (90) days before each meeting, the Member calling the meeting shall give written notice of the meeting to each Member. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than fifty-one percent (51%) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney in fact.

5.2.2.  Except as otherwise provided in this Agreement, the affirmative vote of the Members holding fifty-one percent (51%) or more of the Percentages then held by Members shall be required to approve any matter coming before the Members.

5.2.3.  In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding fifty-one percent (51%) or more of the Percentages then held by Members.

5.2.4.  Except as otherwise provided in this Agreement, wherever the Act requires unanimous consent to approve or take any action, that consent shall be given in writing and, in all cases, shall mean, rather than the consent of all Members, the consent of the Members holding sixty-six and two-thirds percent (66-2/3%) or more of the Percentages then held by Members. Notwithstanding anything to the contrary in this Agreement, the Company shall not Transfer substantially all of its assets without the consent in writing of the Members holding sixty-six and two-thirds percent (66-2/3%) or more of the Percentages then held by Members.

5.3. Personal Services.  No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, no Member shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.4. Duties of Parties.

5.4.1. A Member shall not be liable, responsible, or accountable in damages or otherwise to the Company or to any other Member for any action taken or any failure conferred on the Member by this Agreement or by law, unless the action taken or omission was made fraudulently or in bad faith or unless the action or omission constituted gross negligence.

5.4.2. Except as otherwise expressly provided in Section 5.4.3., nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to the Members’ respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.

5.4.3. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms.

5.5. Liability and Indemnification.

5.5.1.  A Member shall not be liable, responsible, or accountable, in damages or otherwise, to any other Member or to the Company for any act performed by the Member with respect to Company matters, except for fraud, gross negligence, or a breach of this Agreement.

5.5.2.  The Company shall indemnify each Member for any act performed by the Member with respect to Company matters, except for fraud, gross negligence, or a breach of this Agreement.

Section VI

Transfer of Interests and Withdrawals of Members

6.1. Transfers.

6.1.1.  No Person may Transfer all, or any portion of, or any interest or rights in, the Person’s Membership Rights or Interest unless the following conditions (“Conditions of Transfer”) are satisfied.

6.1.1.1. the Transfer will not require registration of Interests or Membership Rights under any federal or state securities laws;

6.1.1.2.  the transferee delivers to the Company a written agreement to be bound by the terms of this Agreement;

6.1.1.3. the Transfer will not result in the termination of the Company pursuant to Code Section 708;

6.1.1.4.  the Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

6.1.1.5. the transferor or the transferee delivers the following information to the Company: (i) the transferee’s taxpayer identification number, and (ii) the transferee’s initial tax basis in the Transferred Interest; and

6.1.1.6. the transferor complies with the provisions set forth in Section 6.1.4.

6.1.2. If the Conditions of Transfer are satisfied, then a Member or Interest Holder may Transfer all or any portion of that Person’s Interest or Membership Rights.

6.1.3. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed, null, void, and of no force and effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, or have any other rights in or with respect to the Membership Rights.

6.1.4.  Right of First Refusal.

6.1.4.1.  If a Member (individually, a “Transferor”) receives a bona fide written offer (the “Transferee Offer”) from any other Person (a Transferee”) to purchase all or any portion of or interest or rights in the Transferor’s Membership Rights (the “Transferor Interest”) for a purchase price denominated and payable in United States dollars, then, prior to any Transfer of the Transferor’s Interest, the Transferor shall first give the remaining Members (the “Remaining Members”) written notice (the “Transfer Notice”). The Transfer Notice shall contain each of the following:

6.1.4.1.1.  The identity of the Transferee.

6.1.4.1.2.  A true, correct and complete copy of the Transferee Offer.

6.1.4.1.3.  The Transferor’s offer (the “Offer”) to sell the Transferor Interest to the Remaining Members for a total price equal to the price set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable on the terms of payment set forth in the Transferee Offer.

6.1.4.2.  The Offer shall be and remain irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal office, on the thirtieth (30th) Day following the date the Transfer Notice was given to the Remaining Members. At any time during the Offer Period, a Remaining Member may accept the Offer by giving written notice to the Transferor that the Remaining Member intends to purchase all, but not less than all, of the Transferor Interest. If two or more Remaining Members desire to accept the Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Transferor Interest in the proportion that his respective Percentage bears to the total Percentages of all of the Remaining Members who desire to accept the Offer. If one or more Remaining Members accept the Offer, then the parties shall fix a closing date (the “Transfer Closing Date”) for the purchase which shall be not be earlier than ten (10) nor later than ninety (90) Days after the expiration of the Offer Period.

6.1.4.3.  If any Remaining Member accepts the Offer, the Transfer Purchase Price shall be paid in immediately available funds on the Transfer Closing Date in accordance with the terms set forth in the Transferee Offer.

6.1.4.4.  If no Remaining Member accepts the Offer (within the time and in the manner specified in this Section), then the Transferor shall be free for a period (the “Free Transfer Period”) of thirty (30) Days from the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the Conditions of Transfer (other than Section 6.1.1.6). If the Transferor does not Transfer the Transferor Shares within the Free Transfer Period, the Transferor’s right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

6.1.4.5.  Any Transfer by the Transferor after the last day of the Free Transfer Period or made without strict compliance with the terms, provisions and conditions of this Section and the other terms, provisions and conditions of this Agreement shall be absolutely null and void and of no force and effect.

6.1.5.  Transfers to Affiliates and Family .  Notwithstanding anything set forth in this Agreement to the contrary, but provided that the Conditions of Transfer other than Section 6.1.1.6 are satisfied, any Member may at any time, and from time to time, Transfer all, or any portion of, or any interest or rights in, the Member’s Interest or Membership Rights to (i) any other Member, (ii) any member of the Member’s Family, (or) (iii) any Affiliate of the Member.

6.1.6.  Admission of Transferee as Member. If the Conditions of Transfer are satisfied, then the transferee shall be admitted as a Member and shall be entitled to exercise the rights of a Member after the consent of Members whose Interests represent more than one-half (1/2) of the aggregate of all of the Interests, except the Interest of the Member whose Interest is being transferred has been obtained.

6.1.7.  Collective Exercise of Membership Rights Involving Family Transfers.  Notwithstanding anything to the contrary in this Agreement, with respect to any Membership Rights (other than the Interest portion of Membership Rights) of a particular Member transferred pursuant to clause (ii) of Section 6.1.5, such Membership Rights must be exercised with respect to the Company and the other Members not parties to the Transfer, on a collective and en masse basis with: (i) all of the other transferees of such Membership Rights of such Member, (ii) all subsequent transferees of such Membership Rights to the extent such transferees’ Membership Rights were originally derived from such Member, and (iii) if the Member who transferred such Membership Rights remains a Member, with such Member as well. To ensure that such Membership Rights are exercised on a collective en masse basis, the holders of such Membership Rights shall designate in writing (which writing shall be filed with the records of the Company) one Person (who shall be the same Person) who shall be a Member who shall exercise all such Membership Rights of such holders. Any purported exercise of such Membership Rights with respect to the Company or any other Member who was not a party to such Transfer of such Membership Rights that is not done on a collective and en masse basis shall be null and void and of no force and effect with respect to the Company and such other Members. Notwithstanding the foregoing provisions of this Section 6.1.7, if such Membership Rights are subsequently retransferred pursuant to Section 6.1.4, the provisions of this Section 6.1.7 shall not apply to such Membership Rights that are so transferred, unless and until they are again retransferred pursuant to clause (ii) of Section 6.1.5. For purposes of this Section 6.1.7, and in particular clauses (i)-(iii) of the first sentence of this Section 6.1.7, such Membership Rights shall then be treated as being derived from the Member who last acquired them pursuant to Section 6.1.4.

6.2.  Voluntary Withdrawal.  No Member shall have the right or power to Voluntarily Withdraw from the Company.

6.3.  Involuntary Withdrawal.  Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Interest Holder but shall not become a Member. If the Company is continued as provided in Section 7.1.3, the successor Interest Holder shall have all the rights of an Interest Holder but shall not be entitled to receive in liquidation of the Interest, pursuant to Section 4A-905(1)(ii) of the Act, the fair market value of the Member’s Interest as of the date the Member involuntarily withdrew from the Company.

Section VII

Dissolution, Liquidation, and

Termination of the Company

7.1.  Events of Dissolution.  The Company shall be dissolved upon the happening of any of the following events:

7.1.1. when the period fixed for its duration in Section 2.4 has expired;

7.1.2. upon the unanimous written agreement of the Members; or

7.1.3. upon the death, insanity, retirement, resignation, expulsion, or bankruptcy of a Member or the occurrence of any other event which terminated the continued membership of a Member in the Company, unless Members holding a majority of the Interests in the Company and more than one-half (1/2) of the Capital Accounts of the Company other than the Interest and Capital Account held by the Member who dies, becomes insane, retires, resigns, is expelled, or becomes bankrupt, within ninety (90) days after the event or occurrence, elect to continue the business of the Company.

7.2.  Procedure for Winding Up and Dissolution.  If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in accordance with Section 4.4.

7.3.  Filing of Articles of Cancellation.  If the Company is dissolved, the Members shall promptly file Articles of Cancellation with SDAT. If there are no remaining Members, the Articles shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

Section VIII

Books, Records, Accounting, and Tax Elections

8.1. Bank Accounts.  All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Members shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2. Books and Records.  The Members shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting principles and practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours.

8.3. Annual Accounting Period.  The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Members, subject to the requirements and limitations of the Code.

8.4. Reports.  Within seventy-five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within seventy five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year. At the request of any Member, and at the Member’s expense, the Members shall cause an audit of the Company’s books and records to be prepared by independent accountants for the period requested by the Member.

Section IX

General Provisions

9.1.  Assurances.  Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2.  Notifications.  Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to an Interest Holder at the Interest Holder’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.3.  Specific Performance.  The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, and subject to the provisions of Section 9.8 of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

9.4.  Complete Agreement.  This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

9.5.  Applicable Law.  All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Maryland.

9.6.  Section Titles.  The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.7.  Binding Provisions.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.8. Arbitration.  The parties hereto agree that the provisions of the Maryland Uniform Arbitration Act and the Federal Arbitration Act are applicable to this Agreement.  Any question, dispute, claim and/or controversy arising out of, relating to or in connection with this Agreement (including, without limitation, the scope or applicability of this Section 9.8) or any breach or alleged breach of this Agreement, shall be submitted to arbitration conducted in accordance with the rules and procedures of the American Arbitration Association (and if there is a conflict between such rules and procedures on the one hand, and/or the Federal Arbitration Act or the Maryland Uniform Arbitration Act on the other hand, the rules and procedures of the American Arbitration Association shall control).  Arbitration proceedings shall be held in Baltimore, Maryland.  The decision in the arbitration proceeding shall be final and may be entered and enforced in any court of competent jurisdiction.  Nothing within this Section 9.8 shall be deemed to preclude any party hereto from seeking interim or provisional relief or protection from a court of competent jurisdiction, whether before, during or after any arbitration proceeding.

9.9.  Approval or Ratification.  The obligations of Sinclair Broadcast Group, Inc. under this Agreement are subject to the approval or ratification of this Agreement by its Board of Directors.

9.10.  Terms.  Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.11.  Separability of Provisions.  Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.12.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document.  The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

WITNESS OR ATTEST:	MEMBERS:

/s/ Hyris Feldman	/s/ David D. Smith			(SEAL)
David D. Smith

/s/ Hyris Feldman	/s/ Frederick G. Smith			(SEAL)
Frederick G. Smith

/s/ Hyris Feldman	/s/ J. Duncan Smith			(SEAL)
J. Duncan Smith

/s/ Hyris Feldman	/s/ Robert E. Smith			(SEAL)
Robert E. Smith

SINCLAIR BROADCAST GROUP, INC.

/s/ Cam Smart	By:	/s/ David B. Amy		(SEAL)

		Name:	David B. Amy
		Title:	Executive Vice President and Chief Financial Officer

Beaver Dam Limited Liability Company

Operating Agreement

Exhibit A

List of Members, Capital, and Percentages

Name, Address, and Taxpayer I.D. Number	Initial Cash Capital Contribution	Percentages

David D. Smith	$111,203.48	13.75%
802 Hillstead Drive
Lutherville, MD 21093
###-##-####

Frederick G. Smith	$111,203.48	13.75%
7 Timberpark Court
Lutherville, MD 21093
###-##-####

J. Duncan Smith	$111,203.48	13.75%
1345 Ivy Hill Road
Cockeysville, MD 21030
###-##-####

Robert E. Smith	$111,203.48	13.75%
3600 Butler Road
Glyndon, MD 21071
###-##-####

Sinclair Broadcast Group, Inc.	$363,938.66	45.00%
2000 W. 41st Street
Baltimore, MD 21211
52-1494660